Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 of our report dated March 28, 2023, relating to the consolidated financial statements of Decarbonization Plus Acquisition Corporation IV. We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 14, 2023